                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the Third Quarter of 2025

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - August 11, 2025 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter ended June 28, 2025.
"The current quarter showed positive EBITDA of $1,791,000, down from the prior year comparable quarter, due in large part to the expense of our ongoing litigation involving our Bryant Park operations which exceeded $800,000 in the quarter," said Michael Weinstein, Chairman and Chief Executive Officer. "Also, because the outcome and timing of the litigation remains unclear, our event business at the Bryant Park Grill has suffered which has had a decided impact on its revenue and cash flow. Net income (loss) was impacted by a non-cash impairment of assets at our Sequoia restaurant in Washington D.C., where the calculation of future cash flow no longer supports the value carried on our books. The D.C. market has been a difficult environment for us and most restaurants, but we remain committed to this location. There are several other adjustments which are delineated in our 10-Q and the table accompanying this release which affected our net income (loss). The rest of our portfolio performed well. Significantly, our operations at the New York-New York Hotel and Casino in Las Vegas increased cash flow despite softness on the Las Vegas Strip. Our Rustic Inn property in Florida and Robert in NYC continue to perform better than last year and the rest of our portfolio restaurants continue to meet expectations. Further, our Balance Sheet remains strong, supporting future growth."
Financial Results
As of June 28, 2025, the Company had cash and cash equivalents of $12,325,000 and total outstanding debt of $3,859,000.
Total revenues for the 13 weeks ended June 28, 2025 were $43,715,000 versus $50,396,000 for the 13 weeks ended June 29, 2024. No revenues for El Rio Grande and the Tampa Food Court (see below) are included in the 13 weeks ended June 28, 2025. The 13 weeks ended June 29, 2024 includes revenues of $1,026,000 and $1,265,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the 13 weeks ended June 29, 2024 were $48,105,000.
Total revenues for the 39 weeks ended June 28, 2025 were $128,428,000 versus $140,139,000 for the 39 weeks ended June 29, 2024. No revenues for El Rio Grande are included in the 39 weeks ended June 28, 2025 and the 39 weeks ended June 28, 2025 includes revenues of $974,000 related to the Tampa Food Court. The 39 weeks ended June 29, 2024 includes revenues of $2,373,000 and $4,003,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the 39 weeks ended June 28, 2025 and June 29, 2024 were $127,454,000 and $133,763,000, respectively.
Excluding revenues related to El Rio Grande and the Tampa Food Court, Company-wide same store sales decreased 7.4% and 3.3% for the 13 and 39 weeks ended June 28, 2025, respectively, as compared to the same periods of the prior year. These decreases were attributable primarily to decreases in both catering and a la carte revenue at the Bryant Park Grill as a result of the negative publicity related to our dispute with the landlord.
The Company's Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted, for the 13 weeks ended June 28, 2025 was $1,791,000 versus $3,375,000 for the 13 weeks ended June 29, 2024. Net income (loss) attributable to Ark Restaurants Corp. for the 13 weeks ended June 28, 2025, was $(3,454,000) or $(0.96) per basic and diluted share compared to net income of $640,000 or $0.18 per basic and diluted share for the 13 weeks ended June 29, 2024.
The Company's EBITDA, as adjusted, for the 39 weeks ended June 28, 2025 was $2,479,000 versus $5,625,000 for the 39 weeks ended June 29, 2024. Net income (loss) attributable to Ark Restaurants Corp. for the 39 weeks ended

June 28, 2025, which includes a full valuation allowance related to our deferred tax assets in the amount of $4,799,000, was $(9,548,000) or $(2.65) per basic and diluted share compared to net income of $561,000 or $0.16 per basic and $0.15 per diluted, respectively, for the 39 weeks ended June 29, 2024.
EBITDA is a Non-GAAP Financial Measure, accordingly, please see the table attached to this news release for the details of the adjustments made in arriving at EBITDA, as adjusted, for each period presented and "Non-GAAP Financial Information" at the end of this news release.
Other Matters
Bryant Park Grill & Cafe and The Porch at Bryant Park Leases
The Company's agreements with the Bryant Park Corporation (the “Landlord”) (a private non-profit corporation that operates and maintains Bryant Park under agreements with the City of New York Department of Parks & Recreation), for the Bryant Park Grill & Cafe expired on April 30, 2025 and for The Porch at Bryant Park expired on March 31, 2025. In July of 2023 (for the Bryant Park Grill & Cafe) and September of 2023 (for The Porch at Bryant Park), the Company received requests for proposals (the "RFPs") from the Landlord to which we responded on October 26, 2023. The agreements offered under the RFPs for both locations were for new 10-year agreements, with one five-year renewal option. In the second quarter of 2025, the Landlord stated publicly that it had selected a new operator for the Bryant Park Grill & Café and The Porch at Bryant Park. However, to the best of our knowledge, no agreements between the Landlord and the selected operator have received the approvals of either the City of New York Department of Parks & Recreation or the New York Public Library, both of which approvals are required before any new lease can become effective.
Management has been working with outside advisors in assisting with our efforts to obtain the extensions by ensuring the RFP awards process was both fair and transparent. On March 28, 2025, we filed a complaint in New York State Supreme Court (the "New York Action"), alleging among other things, that the bid process conducted by the Landlord was defective, failed to comply with the provisions of the agreements underlying the Landlord’s right to operate Bryant Park and violated applicable law; that a lease was being awarded to a lower bidder with a limited, unsuccessful track record in the hospitality business; and that the award of the Cafe lease violated our right of first lease under our lease agreements. As part of the relief sought in the New York Action, we are requesting that the Court declare that, under the circumstances presented, the Landlord was required to accept—and should have accepted —our submitted bids. In addition, on March 28, 2025, we also filed a motion for a preliminary injunction in Court to enjoin the Landlord from commencing legal proceedings to evict the Company from the Bryant Park Grill & Café and The Porch at Bryant Park premises. On April 24, 2025, the Court denied the motion. We have filed a notice of appeal of the ruling. On April 29, 2025, we also filed a motion for a preliminary injunction in the New York State Supreme Court, Appellate Division, First Department. That motion is now pending. The Company has received from the Landlord a “notice to quit” the premises. the Company to terminate its tenancy. On June 16, 2025, the Company filed an amended complaint in the New York Action, adding a cause of action for age discrimination by the Landlord in its selection of a new operator for the Bryant Park Grill & Café and The Porch at Bryant Park. On June 26, 2025, the Landlord filed counterclaims against the Company in the New York Action seeking, among other things, to eject the Company from the Bryant Park Grill & Café and The Porch at Bryant Park premises. The Company has continued to make all required use and occupancy payments for the Bryant Park Grill & Café and The Porch at Bryant Park, and will continue to make such payments.

As of the date of this filing, we continue to operate the above properties as a holdover tenant and intend to do so until we are either awarded the lease extensions or ordered to vacate the premises. The underlying lawsuit filed by the Company to protect its rights continues, and we will pursue all available options to protect the Company's interests.

Management, after consultation with legal counsel, is unable to predict the outcome of this matter at this time. While the outcome of these proceedings cannot be predicted with certainty, the Bryant Park Grill & Cafe and The Porch at Bryant Park, collectively, accounted for $19.7 million and $23.3 million of our total revenues for the 39 weeks ended June 28, 2025 and June 29, 2024, respectively, which represented approximately 15.4% and 16.7% of our total revenue for such periods, respectively. If the Company is unable to prevail in the above actions and/or is unable to extend or renew these leases on favorable terms, if at all, it could have a material adverse effect on our business, financial condition, and results of operations.

Credit Facility
On March 30, 2023, the Company entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), with its lender, Bank Hapoalim B.M. (“BHBM”) which originally matured in on June 1, 2025. On May 29, 2025, the Company entered into an Omnibus Amendment to the Credit Agreement which: (i) extended the maturity date of the Credit Agreement to June 1, 2028, (ii) extended the due dates of the balloon payments of its outstanding promissory notes, (iii) reduced the maximum permitted obligations outstanding under the Credit Agreement from $30,000,000 to $20,000,000 (including the outstanding promissory notes), (iv) increased the minimum tangible net worth covenant from $22,000,000 to $28,000,000, and (v) removed the annual net income covenant.
Impairment losses on Right-of-Use and Long-lived Assets
During the 13 weeks ended June 29, 2024, impairment indicators were identified at our Sequoia property located in Washington, D.C. due to lower-than-expected operating results. Accordingly, the Company tested the recoverability of Sequoia's ROU and long-lived assets and concluded they were not recoverable. Based on a discounted cash flow analysis, the Company recognized impairment charges of $1,561,000 and $939,000 related to Sequoia's ROU and long-lived assets, respectively. The Company continued to monitor the performance of Sequoia throughout fiscal 2025 and as a result of lower-than-expected operating results we tested the recoverability of its ROU and long-lived assets as of June 28, 2025. Based on a discounted cash flow analysis, we recognized additional impairment charges of $2,940,000 and $1,760,000 during the 13 weeks ended June 28, 2025 related to Sequoia's ROU and long-lived assets, respectively. Given the inherent uncertainty in projecting results of restaurants, the Company will continue to monitor the recoverability of the carrying value of the assets of Sequoia and several other restaurants on an ongoing basis. If expected performance is not realized, further impairment charges may be recognized in future periods, and such charges could be material.
Gain on the Termination of the Tampa Food Court Lease
On November 26, 2024, the Company agreed to terminate its lease for the food court at The Hard Rock Hotel and Casino in Tampa, FL and, accordingly, vacated the premises on December 15, 2024. In connection with this, Ark Hollywood/Tampa Investment LLC, a subsidiary of the Company, (in which we own a 65% interest) received a termination payment in the amount of $5,500,000, all obligations under the lease ceased and we recorded a gain, net of expenses in the amount of $5,235,000 during the 13 weeks ended December 28, 2024. During the 13 weeks ended March 29, 2025, Ark Hollywood/Tampa Investment LLC distributed approximately $1,710,000 of the net proceeds, after expenses, to the other equity holders of Ark Hollywood/Tampa Investment LLC.
Goodwill Impairment
Goodwill is the excess of cost over fair market value of tangible and intangible net assets acquired. Goodwill is not presently amortized but tested for impairment annually or when the facts or circumstances indicate a possible impairment of goodwill as a result of a continual decline in performance or as a result of fundamental changes in a market.
During the three months ended March 29, 2025, the Company identified a triggering event in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Update ("ASU") 350-20, “Intangibles—Goodwill and Other,” primarily related to a decline in the Company's stock price in the second quarter of fiscal 2025 and the continued uncertainty related to the expiration of the Bryant Park Grill & Cafe and The Porch at Bryant Park leases. As a result, the Company performed an interim quantitative impairment test and based on the results of the assessment, the fair value of our equity was determined to be less than its carrying amount. Accordingly, the Company recognized a non-cash impairment charge of the remaining balance of its goodwill in the amount of $3,440,000 in our consolidated condensed statements of operations 39 weeks ended June 28, 2025. The Company did not record any impairment to its goodwill during the 13 and 39 weeks ended June 29, 2024.

Gain on the Closure of El Rio Grande
In October 2024, the Company advised the landlord of El Rio Grande we would be terminating the lease and closing the property permanently. In connection with this notification, the Company recorded a loss of $876,000 during the year ended September 28, 2024. The property closed permanently on January 3, 2025 and was vacated and delivered to the landlord on April 30, 2025. Gains recognized are the result of refinements of estimates.
Conference Call and Webcast Information
Ark Restaurants will host a conference call on August 12, 2025 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The call can be accessed by dialing toll-free 1-877-407-4018 (Toll/International: 1-201-689-8471).
A live webcast of the call will be available by copying and pasting the following URL into your browser: https://viavid.webcasts.com/starthere.jsp?ei=1730325&tp_key=9a60582b75. A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13755360. The replay will be available until Tuesday, August 19, 2025, 11:59 p.m. Eastern Time.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 16 restaurants and bars, 12 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Three restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of six fast food facilities in Hollywood at the Hard Rock Hotel and Casino operated by the Seminole Indian Tribe. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.
Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
For the 13- and 39-week periods ended June 28, 2025 and June 29, 2024
(In Thousands, Except per share amounts)

	13 Weeks Ended June 28, 2025	13 Weeks Ended June 29, 2024	39 Weeks Ended June 28, 2025	39 Weeks Ended June 29, 2024

TOTAL REVENUES	$43,715	$50,396	$128,428	$140,139
COSTS AND EXPENSES:
Food and beverage cost of sales	12,060	13,304	35,650	37,512
Payroll expenses	15,280	17,479	46,103	49,969
Occupancy expenses	5,444	6,261	17,128	18,368
Other operating costs and expenses	6,038	6,305	17,422	18,233
General and administrative expenses	2,822	2,690	9,292	9,151
Depreciation and amortization	964	1,033	2,443	3,181
Gain on closure of El Rio Grande	(178)	—	(173)	—
Gain on termination of Tampa Food Court lease	—	—	(5,235)	—
Impairment losses on right-of-use and long-lived assets	4,700	2,500	4,700	2,500
Goodwill impairment	—	—	3,440	—
Total costs and expenses	47,130	49,572	130,770	138,914
OPERATING INCOME (LOSS)	(3,415)	824	(2,342)	1,225
OTHER (INCOME) EXPENSE:
Interest expense, net	90	138	294	448
Other income	—	—	—	(26)
Gain on sale of condominiums	(391)	—	(391)	—
Gain on forgiveness of PPP Loans	—	—	—	(285)
Total other (income) expense, net	(301)	138	(97)	137
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(3,114)	686	(2,245)	1,088
Provision (benefit) for income taxes	81	(213)	5,019	(202)
CONSOLIDATED NET INCOME (LOSS)	(3,195)	899	(7,264)	1,290
Net income attributable to non-controlling interests	(259)	(259)	(2,284)	(729)
NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(3,454)	$640	$(9,548)	$561

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$(0.96)	$0.18	$(2.65)	$0.16
Diluted	$(0.96)	$0.18	$(2.65)	$0.15

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,605	3,604	3,605	3,604
Diluted	3,605	3,627	3,605	3,628

EBITDA Reconciliation:
Income (loss) before provision (benefit) for income taxes	$(3,114)	$686	$(2,245)	$1,088
Depreciation and amortization	964	1,033	2,443	3,181
Interest expense, net	90	138	294	448
EBITDA	$(2,060)	$1,857	$492	$4,717
EBITDA, adjusted:
EBITDA (as defined)	$(2,060)	$1,857	$492	$4,717
Non-cash stock-based compensation activity	(21)	(723)	60	(578)
Gain on closure of El Rio Grande	(178)	—	(173)	—
Gain on termination of Tampa Food Court lease, net of non- controlling interests	—	—	(3,365)	—
Impairment losses on right-of-use and long-lived assets	4,700	2,500	4,700	2,500
Goodwill impairment	—	—	3,440	—
Gain on sale of condominiums	(391)	—	(391)	—
Gain on forgiveness of PPP Loans	—	—	—	(285)
Net income attributable to non-controlling interests	(259)	(259)	(2,284)	(729)
EBITDA, as adjusted	$1,791	$3,375	$2,479	$5,625